EXHIBIT 4.38

Power of Attorney

This Power of Attorney is signed by the following Principals on November 29, 2011 in Shanghai, China:

Principals:

Principal A:	Yang Dongjie
ID Card No.:	140106196803232637
Address:	Room 301, Apt 6, Building 1, No.5 North Jia Heping Li, Chaoyang District, Beijing

Principal B:	Ge Weiguo
ID Card No.:	320203196607100019
Address:	Room 402, No. 24, Lane 1111, Donglan Road, Minhang District, Shanghai

Agents:

Agent A:	Chen Lifu, Taiwan, Permit for Taiwan Resident no.: 01788274

Agent B:	Zhu Yongqiang, Chinese citizen, ID card no.: 140102197403145134

Whereas:

(1)	The Principals are shareholders of Beijing Acorn Trade Co., Ltd. (“Beijing Acorn”) and Yang Dongjie and Ge Weiguo hold a 75% interest and a 25% interest in Beijing Acorn respectively;

(2)	Acorn Information Technology (Shanghai) Co., Ltd. (“Acorn Technology”) and the Principals have entered into the Management and Operation Agreement and agree that persons employed and designated by Acorn Technology and its affiliates will serve as directors or management personnel of Beijing Acorn;

(3)	The Agents are employees of and designated by Acorn Technology or its affiliates;

Now, therefore, Principal A hereby irrevocably authorizes Agent A and Principal B hereby irrevocably authorizes Agent B to exercise all such voting rights as enjoyed by Principal A and Principal B respectively in the shareholders’ meeting of Beijing Acorn in accordance with laws and the articles of association of Beijing Acorn, including, but not limited to, the voting right with respect to the sale or transfer of all or any equity interest held by the Principals in Beijing Acorn and the designation and appointment of directors in the shareholders’ meeting of Beijing Acorn, etc., as authorized representatives of the Principals.

This Power of Attorney is a “full discretionary power of attorney”, that is, the Agents may exercise the shareholders’ rights on behalf of the Principals at their own discretion and the Principals will not issue new instructions or requests to the Agents for the exercising of such shareholders’ rights in Beijing Acorn, provided that the Agents shall exercise such shareholders’ rights on behalf of the Principals in accordance with the company law of China and the articles of association of Beijing Acorn.

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This Power of Attorney is subject to the condition that the Agents are employees of Acorn Technology or its affiliates and Acorn Technology or its affiliates agree to such authorization of power. This Power of Attorney shall be terminated automatically once the Agents are no longer employees of Acorn Technology or its affiliates or other employees are designated by Acorn Technology. The Principals will then otherwise authorize other employees designated by Acorn Technology or its affiliates to exercise all such shareholders’ voting rights as enjoyed by the Principals in the shareholders’ meeting of Beijing Acorn.

This Power of Attorney shall be concluded after it is signed by the Principals and the Principals agree that this Power of Attorney shall take effect as of January 23, 2005. The Agents acknowledge the shareholders’ resolution made by the Principals before the date of this Power of Attorney and the Principals shall be deemed to have complied with this Power of Attorney. Unless otherwise provided herein or the Management and Operation Agreement between Beijing Acorn and Acorn Technology is early terminated, this Power of Attorney shall continue to be valid for ten years from the date hereof. The term of this Power of Attorney shall be automatically extended for another ten years except the Agents terminate this Power of Attorney in writing three months before its expiration.

The Principals hereof shall truthfully keep their heirs informed of all contents with respect to this Power of Attorney and undertake that their heirs will succeed to all obligations hereunder.

This Power of Attorney constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior understandings and agreements, oral or written, between the parties with respect to the subject matter hereof. This Power of Attorney shall not be amended without the consent of the auditing committee or other independent body of the board of directors of Acorn Technology.

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[Signature Page of the Power of Attorney]

Yang Dongjie (Signature)

Ge Weiguo (Signature)

Agent A: Chen Lifu (Signature)

Agent B: Zhu Yongqiang (Signature)

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